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                                                                    EXHIBIT 99.1
[LOGO] TRUE NORTH COMMUNICATIONS INC.


   Date: December 23, 1997                                                  NEWS
Contact: Susan Geanuleas of True North Communications, 312/425-6570
         Rich Torrenzano of The Torrenzano Group, 212/681-1700 ext. 111 or 102 Joele Frank of the Abernathy/MacGregor Group, 212/371-5999

         FOR IMMEDIATE RELEASE

                            DELAWARE COURT TO ENJOIN PUBLICIS
                         -TRUE NORTH PROCEEDS WITH VOTE ON BJKE-

         CHICAGO -- True North Communications Inc. (NYSE: TNO) today confirmed that the Court of Chancery of the State of Delaware granted the motion for preliminary injunction which True North filed to prohibit Publicis Communication and related parties from further interference with the True North shareholder vote for its proposed merger transaction with Bozell, Jacobs, Kenyon & Eckhardt (BJKE).

         True North is proceeding with the special shareholder meeting scheduled for Tuesday, December 30, in Chicago, to approve the BJKE transaction.

         True North's management and its board reiterated their strong conviction that the BJKE merger, through immediate earnings accretion as well as a significantly strengthened global presence, would provide significant strategic and financial benefits to the company.

         "We are gratified by the support of clients, employees and institutional and retail shareholders," said Bruce Mason, True North chairman and chief executive officer. "We remain optimistic our shareholders will recognize that this proposed transaction is clearly in their best interests."

                                    -More-
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2/DELAWARE CHANCERY TO ENJOIN PUBLICIS


Following a BJKE merger, True North Communications would include two global advertising networks: Foote, Cone & Belding Worldwide and Bozell Worldwide, and become the world's sixth largest advertising holding company, with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion.

Mr. Mason said, "The combination of FCB's operations in 69 countries and Bozell Worldwide's in 53 countries would make us much stronger globally; and the deep portfolio of other BJKE operations in public relations, sales promotion, direct marketing, yellow pages, and healthcare will greatly strengthen our Diversified Communications Companies."

In addition, the acquisition would further strengthen True North's leading global position in the area of interactive digital information and communications technology by adding Bozell's Poppe Tyson unit to True North's TN Technologies group, which includes Modem Media and R/GA Interactive.

The granting of the motion against Publicis, issued today by Chancellor William Chandler, follows a Temporary Restraining Order (TRO) by the Chancery court on December 16 that enjoined Publicis from pursuing its highly conditional partial tender offer, or otherwise interfering with the True North shareholders vote on the BJKE combination.

A decision in True North's favor was issued earlier this month by the U.S. District Court for the Northern District of Illinois, which ordered an injunction prohibiting Publicis from proceeding with its hostile offer. Following that, the Seventh Circuit U.S. Court of Appeals determined the matter should be directed to the Delaware Chancery Court, based upon an agreement between True North and Publicis.

                                    -More-
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3/DELAWARE CHANCERY TO ENJOIN PUBLICIS



True North Communications Inc. is one of the leading global communications companies with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

This news release includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from results indicated in any forward-looking statements. The Company cautions that future results are subject to, and should be considered in light of, risks, uncertainties and other factors that may affect future results.

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